EXHIBIT 99.1

LADENBURG REPORTS
SECOND QUARTER 2017 FINANCIAL RESULTS

Highlights:

•	Record second quarter 2017 revenues of $311.5 million, up 15.5% compared to prior year

•	Record client assets of $147.9 billion at June 30, 2017, including advisory assets under management of $63.4 billion and cash balances of $4.2 billion

•	Recurring revenue of 77.7% for the trailing 12 months ended June 30, 2017 in independent advisory and brokerage services segment

•	Shareholders’ equity of $357.1 million at June 30, 2017

•	Initiates dividend on common stock

MIAMI, FL, August 9, 2017 -- Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) today announced financial results for the three and six months ended June 30, 2017.
Dr. Phillip Frost, Chairman of Ladenburg, said, “The second quarter of 2017 was another strong quarter for Ladenburg, with revenues of $311.5 million increasing by 15.5% from the prior year, while adjusted EBITDA increased during the quarter by 25.2% to $13.2 million. We remain encouraged by the impact improving market conditions and higher interest rates are having on both our independent advisory and brokerage and capital markets businesses. We believe these factors, combined with high levels of recruiting, position us well for continued growth and success in the second half of the year and beyond. We are tremendously proud of our nationwide network of approximately 4,000 independent advisors, which provides clients with high quality, trustworthy services.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Ladenburg continues to strengthen its position as a leader in the independent advisory and brokerage business. We believe this business remains one of the fastest growing segments of the financial services industry, as our financial advisors provide needed independent advice, financial planning and investment solutions to the mass affluent segment of ‘Main Street America’. This is reflected in year-over-year growth at June 30, 2017 of 15.9% in total client assets to $147.9 billion and 20.5% in advisory assets under management to $63.4 billion, both record amounts. We are focused on improving margins through driving increased recurring revenues and shared services, and managing all of our operating segments efficiently. Ladenburg remains committed to generating strong returns and driving sustainable growth, and our announcement today that we are initiating a quarterly dividend on our common stock reflects our long-term commitment to delivering value for our shareholders.”

For the Three and Six Months Ended June 30, 2017
Second quarter 2017 revenues were $311.5 million, a 15.5% increase from revenues of $269.8 million in the second quarter of 2016. Advisory fee revenue for the three months ended June 30, 2017 increased by 20.0% to $134.4 million from $112.0 million for the comparable period in 2016 due to improved market conditions and higher average advisory assets. Also, commissions revenue for the second quarter of 2017 increased by 5.5% to $132.5 million from $125.6 million for the comparable period in 2016 primarily due to increased sales of variable annuity and mutual fund products.
Net income attributable to the Company for the second quarter of 2017 was $1.3 million, as compared to net loss attributable to the Company of $17.8 million in the second quarter of 2016. Net loss available to common shareholders, after payment of preferred dividends, was $6.6 million or ($0.03) per basic and diluted common share for the second quarter of 2017, as compared to net loss available to common shareholders of $25.2 million or ($0.14) per basic and diluted common share in the comparable 2016 period. The second quarter 2017 results included $0.1 million of income tax benefit, $8.7 million of non-cash charges for depreciation, amortization and compensation, $1.7 million of amortization of retention and forgivable loans and $0.5 million of interest expense. The second quarter 2016 results included approximately $16.2 million of income tax expense, primarily related to an increase in the valuation allowance against our deferred tax assets, $8.6 million of non-cash charges for depreciation, amortization and compensation, $1.5 million of amortization of retention and forgivable loans and $1.2 million of interest expense.
For the six months ended June 30, 2017, the Company had revenues of $601.8 million, a 12.4% increase from revenues of $535.6 million for the comparable 2016 period. Net loss attributable to the Company for the six months ended June 30, 2017 was $2.3 million, as compared to net loss attributable to the Company of $15.4 million in the comparable 2016 period. Net loss available to common shareholders, after payment of preferred dividends, was $18.2 million or $(0.09) per basic and diluted common share for the six months ended June 30, 2017, as compared to net loss available to common shareholders, after payment of preferred dividends, of $30.1 million or $(0.17) in the comparable 2016 period. The results for the six months ended June 30, 2017 included approximately $17.5 million of non-cash charges for depreciation, amortization and compensation, $1.0 million of income tax benefit, $3.3 million of amortization of retention and forgivable loans and $1.0 million of interest expense. The comparable 2016 results included approximately $16.8 million of non-cash charges for depreciation, amortization and compensation, $7.5 million of non-cash income tax expense, primarily related to the increase in the valuation allowance against our deferred tax assets, $3.0 million of amortization of retention and forgivable loans and $2.4 million of interest expense.

Recurring Revenues
For the trailing twelve months ended June 30, 2017, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep revenues and certain other fees, represented approximately 77.7% of revenues from the Company’s independent advisory and brokerage services segment.

EBITDA, as adjusted
EBITDA, as adjusted, for the second quarter of 2017 was $13.2 million, an increase of 25% from $10.5 million in the comparable 2016 period. EBITDA, as adjusted, for the six months ended June 30, 2016 was $20.6 million, an increase of 32.5% from $15.6 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the second quarter of 2017 and the six months ended June 30, 2017 was primarily attributable to increases in our Ladenburg segment as a result of higher investment banking revenues and increased revenue from our cash sweep programs in our independent advisory and brokerage services segment.

Client Assets
At June 30, 2017, total client assets under administration were $147.9 billion, a 16% increase from $127.6 billion at June 30, 2016. At June 30, 2017, client assets included cash balances of approximately $4.2 billion, including approximately $3.8 billion participating in our cash sweep programs.

Stock Repurchases
During the quarter ended June 30, 2017, Ladenburg repurchased 808,225 shares of its common stock at a cost of approximately $2.0 million, including 782,874 shares repurchased under its stock repurchase program, representing an average price per share of $2.45. During the period from January 1, 2017 through June 30, 2017, Ladenburg repurchased 1,063,452 shares of its common stock at a cost of approximately $2.6 million, including 897,874 shares repurchased under its stock repurchase program, representing an average price per share of $2.43. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 25,897,874 shares of its common stock at a total cost of approximately $54.6 million, including purchases of 7,500,000 shares outside its stock repurchase program. As of June 30, 2017, Ladenburg has the authority to repurchase an additional 9,102,126 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income (loss) before income taxes, net income (loss) and cash flows provided by (used in) operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, Ladenburg Thalmann Annuity Insurance Services LLC, a full-service annuity processing and marketing company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business, future levels of recurring revenue and advisory assets, future synergies, changes in interest rates, recruitment of financial advisors, future margins and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2017	2016	Change	2017	2016	Change
Revenues:
Commissions	$132,524	$125,583	5.5%	$263,013	$253,008	4.0%
Advisory fees	134,396	111,951	20.0%	261,142	222,876	17.2%
Investment banking	12,887	6,519	97.7%	19,376	11,021	75.8%
Principal transactions	258	380	(32.1)%	578	513	12.7%
Interest and dividends	5,868	2,670	119.8%	9,642	4,399	119.2%
Service fees and other income	25,603	22,672	12.9%	48,076	43,754	9.9%
Total revenues	311,536	269,775	15.5%	601,827	535,571	12.4%
Expenses:
Commissions and fees	226,089	198,798	13.7%	444,823	398,539	11.6%
Compensation and benefits	40,875	36,060	13.4%	80,000	72,887	9.8%
Non-cash compensation	1,378	1,341	2.8%	2,807	2,696	4.1%
Brokerage, communication and clearance fees	4,909	2,943	66.8%	9,474	7,973	18.8%
Rent and occupancy, net of sublease revenue	2,468	2,237	10.3%	4,860	4,687	3.7%
Professional services	3,870	3,259	18.7%	7,934	6,414	23.7%
Interest	521	1,172	(55.5)%	998	2,379	(58.0)%
Depreciation and amortization	7,294	7,241	0.7%	14,726	14,116	4.3%
Acquisition-related expenses	89	31	187.1%	265	67	295.5%
Amortization of retention and forgivable loans	1,671	1,544	8.2%	3,262	2,978	9.5%
Other	21,122	16,676	26.7%	36,098	30,690	17.6%
Total expenses	310,286	271,302	14.4%	605,247	543,426	11.4%
Income (loss) before item shown below	1,250	(1,527)	181.9%	(3,420)	(7,855)	56.5%
Change in fair value of contingent consideration	(63)	(49)	(28.6)%	89	(106)	184.0%
Income (loss) before income taxes	1,187	(1,576)	175.3%	(3,331)	(7,961)	58.2%
Income tax (benefit) expense	(138)	16,225	(100.9)%	(977)	7,456	(113.1)%
Net income (loss)	1,325	(17,801)	107.4%	(2,354)	(15,417)	84.7%
Net loss attributable to noncontrolling interest	(3)	(14)	78.6%	(8)	(32)	75.0%
Net income (loss) attributable to the Company	$1,328	$(17,787)	107.5%	$(2,346)	$(15,385)	84.8%
Dividends declared on preferred stock	(7,953)	(7,389)	(7.6)%	(15,877)	(14,734)	(7.8)%
Net loss available to common shareholders	$(6,625)	$(25,176)	73.7%	$(18,223)	$(30,119)	39.5%

Net loss per common share available to common shareholders (basic)	$(0.03)	$(0.14)	78.6%	$(0.09)	$(0.17)	47.1%
Net loss per common share available to common shareholders (diluted)	$(0.03)	$(0.14)	78.6%	$(0.09)	$(0.17)	47.1%

Weighted average common shares used in computation of per share data:
Basic	192,304,828	180,674,937	6.4%	192,287,816	181,019,191	6.2%
Diluted	192,304,828	180,674,937	6.4%	192,287,816	181,019,191	6.2%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net income (loss) attributable to the Company as reported to EBITDA, as adjusted for the periods ending June 30, 2017 and 2016:

	Three months ended			Six months ended
	June 30			June 30
(Unaudited; dollars in thousands)	2017	2016	% Change	2017	2016	% Change
Total revenues	$311,536	$269,775	15.5%	$601,827	$535,571	12.4%
Total expenses	310,286	271,302	14.4%	605,247	543,426	11.4%
Income (loss) before income taxes	1,187	(1,576)	175.3%	(3,331)	(7,961)	58.2%
Net income (loss) attributable to the Company	1,328	(17,787)	107.5%	(2,346)	(15,385)	84.8%

Reconciliation of net income (loss) attributable to the Company to EBITDA, as adjusted:

Net income (loss) attributable to the Company	$1,328	$(17,787)	107.5%	$(2,346)	$(15,385)	84.8%
Less:
Interest income	(98)	(161)	(39.1)%	(200)	(295)	(32.2)%
Change in fair value of contingent consideration	63	49	(28.6)%	(89)	106	184.0%
Add:
Interest expense	521	1,172	(55.5)%	998	2,379	(58.0)%
Income tax (benefit) expense	(138)	16,225	(100.9)%	(977)	7,456	(113.1)%
Depreciation and amortization	7,294	7,241	0.7%	14,726	14,116	4.3%
Non-cash compensation expense	1,378	1,341	2.8%	2,807	2,696	4.1%
Amortization of retention and forgivable loans	1,671	1,544	8.2%	3,262	2,978	9.5%
Financial advisor recruiting expense	564	356	58.4%	1,432	677	111.5%
Acquisition-related expense	89	31	187.1%	265	67	295.5%
Other (1)	485	500	(3.0)%	769	789	(2.5)%
EBITDA, as adjusted	$13,157	$10,511	25.2%	$20,647	$15,584	32.5%

(1)
Includes severance of $194 for the three and six months ended June 30, 2017, excise and franchise tax expense of $145 and $286 for the three and six months ended June 30, 2017 and compensation expense that may be paid in stock of $160 and $303 for the three and six months ended June 30, 2017, respectively. Includes severance of $233 for the three and six months ended June 30, 2016, excise and franchise tax expense of $99 and $234 for the three months ended June 30, 2016 and compensation expense that may be paid in stock of $168 and $323 for the three and six months ended June 30, 2016.